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                                                                    EXHIBIT 99.1
                                  PRESS RELEASE


FOR IMMEDIATE RELEASE:                               CONTACT:

Tremont Corporation                                  Joseph S. Compofelice
1999 Broadway, Suite 4300                            Vice President and CFO
Denver,  Colorado 80202                              (281) 423-3303


                          TREMONT REPORTS 1997 RESULTS

         DENVER, COLORADO . . . January 26, 1998 . . . Tremont Corporation (NYSE: TRE) reported fourth quarter net income of $6.5 million, or $.96 per basic share, compared to $1.5 million, or $.20 per basic share, for the same quarter in 1996. For the full year of 1997, Tremont reported net income of $13.6 million, or $1.92 per basic share, compared to $30 million, or $4.05 per basic share, for 1996. Tremont recognized a $27.6 million pre-tax gain on the sale of TIMET stock in the second quarter of 1996.

         The Company's equity in earnings of 30%-owned TIMET was $7.8 million in the fourth quarter of 1997 compared to $7.3 million in 1996. TIMET reported fourth quarter net income of $25.6 million in 1997 on sales of $208 million, up from net income of $24.1 million (including a $10 million special tax credit) on sales of $157 million for the fourth quarter of 1996. The significant improvement in TIMET's titanium metals business in 1997 was driven by a 15% increase in annual mill products volume and higher average selling prices compared to 1996.

         The Company's equity in earnings of 18%-owned NL Industries was $1.6 million in the fourth quarter of 1997 compared to a loss of $2.8 million in 1996. NL reported income from continuing operations of $9.8 million in the fourth quarter of 1997 on sales of $208 million compared to a loss from continuing operations of $14.5 million on sales of $202 million in the fourth quarter of 1996. NL reported record fourth quarter titanium dioxide pigments ("TiO2") production and sales volumes. NL's fourth quarter average selling prices for TiO2 were 5% higher than the third quarter of 1997 and 10% higher than the fourth quarter of 1996.

         The Company's equity in earnings of other joint ventures principally represents earnings from its real estate development partnership. The Company's income tax rate in 1997 approximates the statutory rate except that no tax provision or benefit is recognized on its equity in NL's earnings or losses. As of year-end, Tremont had repurchased approximately 787,000 shares of its common stock (average cost $40.77 per share) pursuant to its 2 million share buy-back program initiated in February 1997.

         Earnings per share for 1996 and 1997 reflect the required retroactive adoption of Statement of Financial Accounting Standards No. 128, "Earnings Per Share."

         Tremont, headquartered in Denver, Colorado, is principally a holding company with operations in the titanium metals business, conducted through TIMET, in the TiO2 business, conducted through NL, and in real estate development, conducted through Victory Valley Land Company, L.P.


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                               TREMONT CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                      (In millions, except per share data)


                                                         Quarter Ended                 Year Ended
                                                          December 31,                December 31,
                                                     -----------------------    --------------------------
                                                       1996         1997          1996            1997
                                                      -------      --------      --------       ---------
Equity in earnings (loss) of:
     TIMET                                            $  7.3       $   7.8       $  16.0        $   25.2
     NL Industries                                      (2.8)          1.6          (1.8)           (5.1)
     Other                                               1.1            .5           2.5             5.2
                                                      -------      --------      --------       ---------
                                                         5.6           9.9          16.7            25.3
Gain on sale of TIMET stock                              -             -            27.6             -
Corporate income (expenses), net                        (1.2)          -            (4.4)            1.1
                                                      -------      --------      --------       ---------

     Income before taxes and minority interest           4.4           9.9          39.9            26.4

Income tax expense                                       2.7           3.3           9.3            11.5
Minority interest                                         .2            .1            .6             1.3
                                                      -------      --------      --------       ---------

     Net income                                       $  1.5       $   6.5        $ 30.0        $   13.6
                                                      =======      ========      ========       =========

Earnings per share:
     Basic                                            $   .20      $    .96       $  4.05       $    1.92
     Diluted                                          $   .18      $    .89       $  3.90       $    1.76

Weighted average shares outstanding:
     Common shares                                        7.4           6.8          7.4              7.1
     Diluted shares                                       7.7           7.0          7.7              7.2